                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Devon Energy Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                            DEVON ENERGY CORPORATION

                          20 North Broadway, Suite 1500
                          Oklahoma City, OK 73102-8260

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

         The Annual Meeting of Stockholders of Devon Energy Corporation, a Delaware corporation ("Devon" or the "Company"), will be held in the Kiamichi Room, on the second floor of The Westin Hotel, One North Broadway, Oklahoma City, Oklahoma on May 18, 2000, at 10:00 a.m., local time, for the following purposes:

         1.  To elect four directors for terms expiring in the year 2003; and

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Stockholders of record at the close of business on March 31, 2000 are entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours, for a period of ten (10) days prior to the meeting at the headquarters of the Company in Oklahoma City. The accompanying Proxy Statement contains information regarding the matters to be considered at the meeting. For reasons outlined in the attached Proxy Statement, the Board of Directors recommends a vote "FOR" the election of directors nominated by the Board of Directors.

                                    IMPORTANT

YOUR PROXY IS IMPORTANT TO ASSURE A QUORUM AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE IN ANY ONE OF THE FOLLOWING WAYS:

o    USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD;

o    USE THE INTERNET WEBSITE SHOWN ON THE PROXY CARD; OR

o MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                  BY ORDER OF THE BOARD OF DIRECTORS


                                  Marian J. Moon
                                  Senior Vice President and Corporate Secretary

Oklahoma City, Oklahoma
April 13, 2000

                            DEVON ENERGY CORPORATION

                                 PROXY STATEMENT

                                   ----------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 18, 2000


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Devon to be used at the Annual Meeting of Stockholders and any adjournment thereof (the "Meeting"). The Meeting will be held on the 18th day of May, 2000. This Proxy Statement is first being sent to the stockholders on or about April 13, 2000.


                                   THE COMPANY

         Devon is an independent energy company engaged primarily in oil and gas exploration, development and production and in the acquisition of producing properties. Devon currently owns oil and gas properties concentrated in four operating divisions: the Northern Division, which encompasses properties in the Permian Basin, Rocky Mountains and Mid-Continent; the Southern Division, which encompasses properties in south Texas, the Gulf Coast area and offshore Gulf of Mexico; Canada, which includes properties in the Western Canadian Sedimentary Basin in Alberta and British Columbia; and the International Division, which includes properties in Azerbaijan, Egypt, Qatar, Brazil, Australia and Venezuela. At December 31, 1999, Devon's estimated proved reserves were 669.8 million barrels of oil equivalent ("MMBoe"), of which 47% were natural gas reserves and 53% were oil and natural gas liquids ("NGLs") reserves. The present value of pre-tax future net revenues discounted at 10% per annum assuming essentially unescalated prices of such reserves was $3.6 billion. Devon is one of the top 10 public independent oil and gas companies based in the United States, as measured by oil and gas reserves. Unless otherwise indicated, all dollar amounts in this Proxy Statement are expressed in U.S. dollars.

STRATEGY

         Devon's primary objectives are to build production, cash flow and earnings per share by (a) acquiring oil and gas properties, (b) exploring for new oil and gas reserves, and (c) optimizing production from existing oil and gas properties. Devon's management seeks to achieve these objectives by (a) keeping debt levels low, (b) concentrating its properties in core areas to achieve economies of scale, (c) acquiring and developing high profit margin properties, (d) continually disposing of marginal and non-strategic properties, and (e) balancing reserves between oil and gas.

         During 1988, Devon expanded its capital base with its first issuance of common stock to the public. This transaction began a substantial expansion program that has continued through the subsequent years. Devon has used a two-pronged strategy of acquiring producing properties and engaging in drilling activities to achieve this expansion. Total proved reserves increased from 8.1 MMBoe at year-end 1987 to 669.8 MMBoe at year-end 1999.

         Devon's objective, however, is to increase value per share, not simply to increase total assets. Reserves have grown from 1.31 barrels of oil equivalent ("Boe") per share at year-end 1987 to 7.78 Boe per share at year-end 1999. At the same time, net debt (long-term debt less working capital and marketable securities) has remained relatively low. At year-end 1999, Devon's net debt was $1.47 per Boe.

         On August 17, 1999, Devon completed a merger with PennzEnergy Company ("PennzEnergy"). PennzEnergy's domestic operations were focused in the Gulf of Mexico, onshore Gulf Coast, east and west Texas, and New Mexico. It had international operations located in Australia, Azerbaijan, Brazil, Egypt, Qatar and Venezuela. The merger of PennzEnergy with Devon expanded Devon's reserves by approximately 400 MMBoe, 13 million net acres of undeveloped leasehold and $3.2 billion of assets. The total consideration to PennzEnergy was 21.5 million common shares and the assumption of $2.3 billion of PennzEnergy debt. At year-end 1999, Devon's unused borrowing capacity was in excess of $435 million.

         The PennzEnergy merger was completed less than a year after Devon's merger with Northstar Energy Corporation ("Northstar"). The December 10, 1998, combination of Devon and Northstar added 115 MMBoe of proved reserves and 1.8 million undeveloped acres, all in Canada.

         In addition to the two mergers, Devon's exploration, drilling and development efforts have also been significant contributors to Devon's growth over the last three years. Excluding the pooled results of Northstar prior to December 1998, Devon has spent approximately $492 million in its exploration, drilling and development efforts from 1997 through 1999.

         Since September 29, 1988, Devon's common stock (the "Common Stock") has been traded on the American Stock Exchange (the "AMEX") under the symbol "DVN." In addition, following the Northstar combination, a new class of exchangeable shares (the "Exchangeable Shares") began trading on The Toronto Stock Exchange under the symbol "NSX." These shares are essentially equivalent to Devon Common Stock. However, because they are issued by Devon's wholly-owned subsidiary, Northstar, they qualify as a domestic Canadian investment for Canadian institutional stockholders. They are exchangeable at any time, on a one-for-one basis, for common shares of Devon. The shares of Common Stock and the Exchangeable Shares are together referred to herein as the "Voting Shares." All holders of Common Stock and Exchangeable Shares are referred to herein as "stockholders" of the Company.

          The Company's mailing address is 20 North Broadway, Suite 1500, Oklahoma City, OK 73102-8260. Its telephone number is (405) 235-3611.

         All references in this Proxy Statement to Devon or the Company include its predecessors and subsidiary corporations.

                               GENERAL INFORMATION


PURPOSE OF THE MEETING.

         At the Meeting the stockholders will elect four directors for terms expiring in the year 2003. The stockholders will also consider and vote upon such other business as may properly come before the Meeting or any adjournment thereof.

VOTING AT THE MEETING.

         The Board of Directors has established March 31, 2000, as the record date (the "Record Date") to determine stockholders entitled to notice of and to vote at the Meeting.

         Voting by Holders of Common Stock. At the close of business on the Record Date, there were 82,112,321 shares of Common Stock outstanding, each of which are entitled to one vote at the Meeting. The enclosed proxy is a means by which a stockholder may authorize the voting of his or her shares of Common Stock at the Meeting. Each proxy that is properly signed, dated and returned to the Company in time for the Meeting, and not revoked, will be voted in accordance with instructions contained therein. If no contrary instructions are given, proxies will be voted "FOR" the four director nominees nominated by the Board of Directors. A proxy may be revoked at any time prior to its exercise by delivering a written notice of revocation or a later dated proxy to the Corporate Secretary of the Company. In addition, a stockholder present at the Meeting may revoke his or her proxy and vote in person. The Company has furnished this Proxy Statement, the accompanying Notice of Meeting, the proxy card and certain related materials to the holders of Common Stock.

         Voting by Holders of Exchangeable Shares. As of the close of business on the Record Date, there were also 4,336,092 Exchangeable Shares outstanding. Each Exchangeable Share is entitled to one vote at the Meeting through a Voting and Exchange Trust Agreement dated December 10, 1998, as amended on August 17, 1999 (the "Voting Agreement"). Under the Voting Agreement, CIBC Mellon Trust Company (the "Trustee") is entitled to exercise certain voting rights on behalf of holders of the Exchangeable Shares. The Trustee holds one share of Special Voting Stock of the Company (the "Special Voting Share"). The Special Voting Share is entitled to a number of votes equal to the number of Exchangeable Shares outstanding from time to time that are held by persons other than the Company. Pursuant to the Voting Agreement, each holder of Exchangeable Shares (other than the Company) is entitled to give the Trustee voting instructions for a number of votes equal to the number of such holder's Exchangeable Shares. A voting direction card is a means by which a holder of Exchangeable Shares may authorize the voting of his or her voting rights at the Meeting. The Trustee will exercise each vote only as directed by the relevant holders on the voting direction card. In the absence of instructions from a holder as to voting, the Trustee will not exercise such votes. A holder may also instruct the Trustee to give him or her a proxy entitling him or her to vote personally the relevant number of votes or to grant to the Company's management a proxy to vote such votes. The voting direction may be revoked at any time prior to its exercise by delivering a written notice of revocation or a later dated voting direction card to the Trustee. In addition, a holder of Exchangeable Shares present at the Meeting may revoke his voting direction card and vote in person. The Trustee has furnished (or caused the Company to furnish) this Proxy Statement, the accompanying Notice of Meeting, the voting direction card and certain related materials to the holders of Exchangeable Shares.

         General Procedures. The office of the Company's Corporate Secretary appoints an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Meeting. The Common Stock and the Special Voting Share vote together as a single class (the "Voting Shares"). The holders of a majority of the Voting Shares entitled to vote, present in person or by proxy, constitute a quorum. Election of each director at the Meeting will be by a plurality of votes cast at the meeting. Votes may be cast in favor of the election of each director or withheld. The Company believes that brokers that are member firms of the New York Stock Exchange ("NYSE") and who hold Common Stock in street name for customers, but have not received instructions from a beneficial owner, have the authority under the rules of the NYSE to vote those shares with respect to the election of directors. In Canada, registrants and their nominees may not exercise voting rights without instructions from a beneficial owner. Therefore, no votes with respect to the Exchangeable Shares will be cast without specific instructions to the Trustee.

         Except as provided by law or the Company's Certificate of Incorporation or Bylaws, the affirmative vote of the holders of a majority of the Voting Shares, present in person or by proxy, entitled to vote at the Meeting is required to take action with respect to any other matter that may properly be brought before the Meeting. Shares cannot be voted at the Meeting unless the holder of record is present in person or by proxy.

         The Company will (i) count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Meeting; (ii) treat abstentions as votes not cast but as shares represented at the Meeting for determining results on actions requiring a majority vote; (iii) not consider broker non-votes for determining actions requiring a majority vote; and (iv) consider neither abstentions nor broker non-votes in determining results of plurality votes.

         The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by mail or personally by directors, officers or regular employees of the Company, none of whom will receive additional compensation therefor. The Company has also retained Morrow & Co., Inc. to assist in solicitation of proxies for a fee of $3,500, plus reimbursement of certain expenses. Those holding shares of Common Stock of record for the benefit of others ("Nominee Holders") are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. The Company will reimburse Nominee Holders for their reasonable out-of-pocket expenses.

         Representatives of KPMG LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to stockholder questions.

         Management's Ownership of Voting Shares. Devon's officers and directors own or represent a total of 1,101,797 Voting Shares, or 1.27% of the total 86,448,413 Voting Shares entitled to be voted at the meeting, and intend to vote all of such shares in favor of the election of the four nominees for director named herein.


YOUR PROXY VOTE IS IMPORTANT. YOU ARE ASKED TO VOTE BY USING EITHER THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD; THE INTERNET WEBSITE SHOWN ON THE PROXY CARD; OR BY RETURNING THE ACCOMPANYING PROXY CARD OR VOTING DIRECTION CARD, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING.

                          PRINCIPAL SECURITY OWNERSHIP

         The table below sets forth as of March 31, 2000, the names and addresses of each person known by management to own beneficially more than 5% of the Company's outstanding Voting Shares, the number of Voting Shares beneficially owned by each such stockholder and the percentage of outstanding Voting Shares owned. The table also sets forth the number and percentage of outstanding Voting Shares beneficially owned by the Company's Chief Executive Officer ("CEO"), each of the Company's directors, the four most highly compensated executive officers other than the CEO and by all officers and directors of the Company as a group.

NAME AND ADDRESS OF                                   NUMBER OF                   PERCENT OF
BENEFICIAL OWNER                                      SHARES (1)                    CLASS
----------------                                      ----------                  ---------

Kerr-McGee Corporation                                9,954,000 (2)                 11.5%
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102

Capital Research & Management Company                 4,415,000 (3)                  5.1%
333 South Hope Street
Los Angeles, CA  90071

J. Larry Nichols*                                       793,055 (4)                  0.9%
Michael E. Gellert*                                     320,720 (5)                  0.4%
James L. Pate*                                          231,028 (6)                  0.3%
Darryl G. Smette                                        159,884 (7)                  0.2%
H. Allen Turner                                         151,586 (8)                  0.2%
John A. Hagg*                                           139,846 (9)                  0.2%
Duke R. Ligon                                            95,475 (10)                 0.1%
David M. Gavrin*                                         82,251 (11)                 0.1%
J. Michael Lacey                                         71,149 (12)                <0.1%
Michael M. Kanovsky*                                     42,674 (13)                <0.1%
H. R. Sanders, Jr.*                                      28,997 (14)                <0.1%
Thomas F. Ferguson*                                       9,000 (15)                <0.1%
Henry R. Hamman*                                          2,013                     <0.1%
Brent Scowcroft*                                          1,566                     <0.1%
Moulton Goodrum, Jr.*                                     1,047                     <0.1%
Robert B. Weaver*                                           523                     <0.1%
Robert A. Mosbacher, Jr.*                                   223                     <0.1%
William J. Johnson*                                          --                      --

All directors and officers of Devon
  as a group (29 persons)                             2,625,237 (16)                 3.0%

-------------------------------------
* Director. The business address of each director is 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102-8260.

(1) Shares beneficially owned includes shares of Common Stock, Exchangeable Shares and shares of Common Stock issuable within 60 days of March 31, 2000.

(2) Kerr-McGee Corporation ("Kerr-McGee") has reported beneficial ownership of these shares on Schedule 13G filed on August 27, 1999. Kerr-McGee acquired these shares on December 31, 1996, in connection with a transaction whereby Devon acquired the North American onshore oil and gas exploration and production properties and businesses of Kerr-McGee in exchange for 9,954,000 shares of Common Stock. On August 2, 1999 Kerr-McGee completed an offering of exchangeable notes which are due on August 2, 2004 ("5.5% DECS due 2004"). These notes are exchangeable into the Devon common shares owned by Kerr-McGee or, at Kerr-McGee's option, the cash equivalent of the value of such Devon common shares. Kerr-McGee reports sole voting and investment power with respect to these shares.

(3) Capital Research and Management Company ("CRMC") has reported ownership on Schedule 13G filed on February 10, 2000. CRMC is a registered investment adviser. The number of shares reported includes 865,000 shares resulting from the assumed conversion of 865,000 shares of the Kerr-McGee 5.5% DECS due 2004.

(4) Includes 42,965 shares owned of record by Mr. Nichols as Trustee of a family trust, 78,624 shares owned by Mr. Nichols' wife, 12,570 shares owned by Mr. Nichols as trustee of his children's trusts as to which he exercises sole voting and investment power and 325,284 shares which are deemed beneficially owned pursuant to stock options held by Mr. Nichols.

(5) Includes 309,149 shares owned by Windcrest Partners, a limited partnership, in which Mr. Gellert shares investment and voting power and 9,000 shares which are deemed beneficially owned pursuant to stock options held by Mr. Gellert.

(6) Includes 1,074 shares owned of record by Mr. Pate as Trustee of a family trust, 223 shares owned by Mr. Pate's wife and 174,390 shares which are deemed beneficially owned pursuant to stock options held by Mr. Pate. In addition, the shares owned of record include 15,000 shares of Restricted Stock granted to Mr. Pate as a result of the PennzEnergy merger.

(7) Includes 151,884 shares that are deemed beneficially owned pursuant to stock options held by Mr. Smette.

(8) Includes 141,284 shares that are deemed beneficially owned pursuant to stock options held by Mr. Turner.

(9) Includes Exchangeable Shares that are convertible into 93,746 shares of Common Stock and 32,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hagg.

(10) Includes 95,175 shares that are deemed beneficially owned pursuant to stock options held by Mr. Ligon.

(11) Includes 2,141 shares owned by Mr. Gavrin as co-trustee of the Mark Sandler 1987 Trust, 9,249 shares owned by Mr. Gavrin's wife and 9,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Gavrin.

(12) Includes 65,984 shares that are deemed beneficially owned pursuant to stock options held by Mr. Lacey.

(13) Includes Exchangeable Shares that are convertible into 36,108 shares of Common Stock and 4,410 shares that are deemed beneficially owned pursuant to stock options held by Mr. Kanovsky.

(14) Includes 26,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Sanders.

(15) Includes 9,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Ferguson.

(16) Includes Exchangeable Shares that are convertible into 131,819 shares of Common Stock and 1,523,440 shares that are deemed beneficially owned pursuant to stock options held by officers and directors.


                              ELECTION OF DIRECTORS

         Pursuant to provisions of the Company's Certificate of Incorporation and Bylaws, the Board of Directors has fixed the number of directors at 14. The Company's Certificate of Incorporation and Bylaws provide for three classes of directors, serving staggered three-year terms, with Class I having four directors, Class II having four directors and Class III having six directors. The Board of Directors has nominated John A. Hagg, Henry Hamman, J. Larry Nichols and Robert B. Weaver for re-election as directors for terms expiring at the annual meeting in the year 2003, and in each case until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. The four nominees are presently directors of the Company whose terms expire at the Meeting. Other directors who are remaining on the Board will continue in office in accordance with their previous elections until the expiration of their terms at the 2001 or 2002 annual meeting, as the case may be.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

         It is the intention of the persons named in the proxy to vote proxies "FOR" the election of the four nominees. In the event that any of the nominees should fail to stand for election, the persons named in the proxy intend to vote for substitute nominees designated by the Board of Directors, unless the Board of Directors reduces the number of directors to be elected.


                    INFORMATION ABOUT NOMINEES AND DIRECTORS

NOMINEES FOR RE-ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2003

         John A. Hagg, age 52, was elected to the Board of Directors in 1998. Mr. Hagg is Chairman of the Board of Devon's Canadian subsidiary, Northstar Energy Corporation. In 1985, Mr. Hagg became Chairman and President of Northstar Energy Corporation. Mr. Hagg is a Director of Berry Petroleum Company. He is a past Director of the Canadian Association of Petroleum Producers, the Petroleum Communication Foundation, the Calgary Chamber of Commerce and past Chairman of Junior Achievement of Southern Alberta. He is currently a director of the Canadian Venture

Exchange. Mr. Hagg obtained his bachelor's degree from the University of Alberta and a master's degree from Stanford University.

         Henry R. Hamman, age 62, was elected to the Board of Directors in 1999. He has been President of Hamman Oil and Refining Company since 1965. Hamman Oil and Refining Company is an independent, family-owned business involved in oil and gas exploration and production in the Louisiana and Texas Gulf Coasts as well as south Texas, west Texas and Michigan. Mr. Hamman was previously a Director of PennzEnergy Company from 1998 to 1999 and served on the Compensation and Audit Committees.

         J. Larry Nichols, age 57, is a co-founder of Devon. He has been a director since 1971, President since 1976 and Chief Executive Officer since 1980. He is a member of the Executive Committee of the Board. Mr. Nichols serves as Vice President of the Independent Petroleum Association of America, Vice Chairman of the Natural Gas Supply Association and President of the Oklahoma Nature Conservancy. In addition, Mr. Nichols is a Director of the Domestic Petroleum Council, the Independent Petroleum Association of New Mexico, the Oklahoma Independent Petroleum Association and the National Petroleum Council. Mr. Nichols serves on the Board of Governors of the American Stock Exchange. He also serves as a Director of New York Stock Exchange listed companies Smedvig asa and CMI Corporation. Mr. Nichols holds a geology degree from Princeton University and a law degree from the University of Michigan. He served as a law clerk to Mr. Chief Justice Earl Warren and Mr. Justice Tom Clark of the U.S. Supreme Court.

          Robert B. Weaver, age 61, was elected to the Board of Directors in 1999. He served as an energy finance specialist of the Chase Manhattan Bank, N.A., where he was in charge of its worldwide energy group from 1981 until his retirement in 1994. Mr. Weaver was previously a Director of PennzEnergy Company beginning in 1998, was Chairman of the Audit Committee and served on the Compensation Committee.

DIRECTORS WHOSE TERMS EXPIRE IN THE YEAR 2002

         Michael E. Gellert, age 68, has been a director of Devon since 1971 and is a member of the Compensation and Stock Option Committee. Mr. Gellert is a General Partner of Windcrest Partners, a private investment partnership in New York City. He has held that position since April 1967. From January 1958 until his retirement in October 1989, Mr. Gellert served in executive capacities with Drexel Burnham Lambert Incorporated and its predecessors in New York City. In addition to serving as a Director of Devon, Mr. Gellert also serves on the Boards of High Speed Access Corporation, Humana Inc., Premier Parks Inc., Seacor Smit Inc. and Smith Barney World Funds. Mr. Gellert is also a member of the Putnam Trust Company Advisory Board to the Bank of New York.

         William J. Johnson, age 65, was elected to the Board of Directors in 1999. Mr. Johnson is a private consultant for the oil and gas industry. He is President and a director of JonLoc Inc., an oil and gas company of which he and his family are sole shareholders. He also serves as a Director of Tesoro Petroleum Corp. From 1991 to 1994, Mr. Johnson was President, Chief Operating Officer and a Director of Apache Corporation.

         Michael M. Kanovsky, age 51, was elected to the Board of Directors in 1998. Mr. Kanovsky has been on the Board of Directors of Northstar Energy Corporation, Devon's Canadian subsidiary, since 1982. Mr. Kanovsky is President of Sky Energy Corporation, a privately held energy corporation. He is a Director of ARC Resources Ltd., Bonavista Petroleum Corporation, Cabre Exploration Ltd., and Vanguard Oil Corporation. Mr. Kanovsky was Chairman of Taro Industries Ltd., Vice Chairman of Precision Drilling Inc. and a past Director of the Canadian Association of Oilwell Drilling Contractors. Mr. Kanovsky obtained his bachelor's degree in mechanical engineering from Queen's University in Kingston, Ontario, and his master's degree from the Ivey School of Business.

         Robert A. Mosbacher, Jr., age 48, was elected to the Board of Directors in 1999. He is President of Mosbacher Energy Company, Vice Chairman of Mosbacher Power Group and serves on the Board of Directors of Chase Bank of Texas, N.A. Mr. Mosbacher was previously a Director of PennzEnergy Company beginning in 1998 and served on the Executive Committee.

         James L. Pate, age 64, was named Chairman of the Board of Directors of Devon in 1999 and serves as Chairman of the Executive Committee of the Board of Directors. He was previously Chairman of the Board of PennzEnergy Company. Mr. Pate was Chief Executive Officer of PennzEnergy from 1990 until December 1998 and was President from 1990 until December 1997. Mr. Pate served as a Director of PennzEnergy from 1989 until the merger and was Chairman of the Executive Committee. Mr. Pate is also Chairman of the Board and Chief Executive Officer of Pennzoil-Quaker State Company and a Director of Bowater Incorporated.

         H. R. Sanders, Jr., age 67, has been a director of Devon since 1981. He served as Devon's Executive Vice President from 1981 until his retirement in 1997. Prior to joining Devon, Mr. Sanders was associated with RepublicBank Dallas, N.A. He served from 1970 to 1981 as its Senior Vice President with direct responsibility for independent oil and gas producer and mining loans. Mr. Sanders is a former member of the Independent Petroleum Association of America, Texas Independent Producers and Royalty Owners Association and Oklahoma Independent Petroleum Association. He also is a past Director of Triton Energy Corporation.

DIRECTORS WHOSE TERMS EXPIRE IN 2001

         Thomas F. Ferguson, age 63, has been a Director of Devon since 1982 and is the Chairman of the Audit Committee. He is the Managing Director of United Gulf Management Ltd., a wholly-owned subsidiary of Kuwait Investment Projects Company KSC. Mr. Ferguson represents United Gulf Management Ltd. on the boards of various companies in which it invests, including Baltic Transit Bank in Latvia and Tunis International Bank in Tunisia. Mr. Ferguson is a Canadian qualified Certified General Accountant and was formerly employed by the Economist Intelligence Unit of London as a Financial Consultant.

         David M. Gavrin, age 65, has been a director of Devon since 1979, and serves as the Chairman of the Compensation and Stock Option Committee. He is a Director of United American Energy Corp., an independent power producer, and MetBank Holding Corporation. For the 11 years prior to 1990 he was a General Partner of Windcrest Partners and for 14 years prior to that he was an officer of Drexel Burnham Lambert Incorporated.

         Moulton Goodrum, Jr., age 65, was elected to the Board of Directors in February 2000. Mr. Goodrum is a partner with the law firm of Baker Botts L.L.P. in Houston, Texas. He joined the firm in 1961 and became a partner in 1969. He formerly headed the firm's corporate department and served on the firm's Executive Committee for 10 years. Mr. Goodrum was a Casenote Editor of the Texas Law Review, a member of Chancellors and a Quizmaster. In 1960, he served as law clerk to

Honorable John R. Brown, United States Court of Appeals, Fifth Circuit, and in 1985 he served as Adjunct Professor to the Law School at the University of Texas at Austin. Mr. Goodrum received his undergraduate degree with honors and a Juris Doctorate with highest honors from the University of Texas.

         Brent Scowcroft, age 75, was elected to the Board of Directors in 1999. Lieutenant General Scowcroft is President of The Scowcroft Group, Inc., a consulting firm that assists corporations engaged in international expansion and investment. General Scowcroft was previously a Director of PennzEnergy Company beginning in 1993. He also served as a member of PennzEnergy's Executive Committee. General Scowcroft served as Assistant to the President for National Security Affairs to Presidents Ford and Bush. General Scowcroft is also a Director of QUALCOMM Incorporated, Pennzoil-Quaker State, and Expert Driven.Com.

CHAIRMAN EMERITUS

         John W. Nichols, age 85, a co-founder of Devon, retired from the Board and was named Chairman Emeritus in 1999. He was Chairman of the Board of Directors from the time Devon began operations in 1971, until 1999. He is a founding partner of Blackwood & Nichols Co., which developed the conventional reserves in the Northeast Blanco Unit of the San Juan Basin. Mr. Nichols is a non-practicing Certified Public Accountant.


                      INFORMATION ABOUT EXECUTIVE OFFICERS

         The positions held by the executive officers of the Company are as follows:

         Donald A. Garner, age 42, was appointed to the position of President and Chief Operating Officer of Northstar Energy Corporation, Devon's Canadian subsidiary, in January 1999. Mr. Garner previously served as Northstar's Executive Vice President and Chief Operating Officer. Prior to his employment with Northstar, Mr. Garner held a variety of management positions with Imperial Oil/Exxon, most recently having had executive responsibility for the OilSands Business Unit. He is currently a Director of the Alberta Chamber of Resources, a past Director of Syncrude Canada Limited and former President of OSLO Alberta. Mr. Garner received his bachelor's degree in mechanical engineering from the University of Saskatchewan.

         J. Michael Lacey, age 54, was elected to the position of Senior Vice President of Exploration and Production in September 1999. Mr. Lacey joined Devon as Vice President of Operations and Exploration in 1989. Prior to his employment with Devon, Mr. Lacey served as General Manager in Tenneco Oil Company's Mid-Continent and Rocky Mountain Divisions. He is a registered professional engineer, and a member of the Society of Petroleum Engineers and the American Association of Petroleum Geologists. Mr. Lacey holds both undergraduate and graduate degrees in petroleum engineering from the Colorado School of Mines.

         Duke R. Ligon, age 58, was elected to the position of Senior Vice President - General Counsel in September 1999. Mr. Ligon joined Devon as Vice President - General Counsel in 1997. In addition to Mr. Ligon's primary role of managing Devon's corporate legal matters (including litigation), he has direct involvement with Devon's governmental affairs and its merger and acquisition activities. Prior to joining Devon, Mr. Ligon practiced energy law for 12 years, most recently as a partner at the law firm of Mayer, Brown & Platt in New York City. In addition, he was a Senior Vice President and Managing Director for investment banking at Bankers Trust Company in New York for 10 years. Mr. Ligon also served for three years in various positions with the U. S. Departments of the Interior and Treasury, as well as the Department of Energy. Mr. Ligon holds an undergraduate degree in chemistry from Westminster College and a law degree from the University of Texas School of Law.

         Marian J. Moon, age 49, was elected to the position of Senior Vice President - Administration in September 1999. In connection with her recent appointment, Ms. Moon is responsible for Human Resources, Office Administration and Information Technology at Devon. She will continue with her duties as Corporate Secretary, which include corporate governance, SEC compliance and stock exchange matters. Ms. Moon has been with Devon for 16 years, serving in various capacities including Manager of Corporate Finance. Prior to joining Devon, Ms. Moon was employed for 11 years by Amarex, Inc., an Oklahoma City based oil and natural gas production and exploration firm, where she served most recently as Treasurer. Ms. Moon is a member of the American Society of Corporate Secretaries. She is a graduate of Valparaiso University.

         John Richels, age 49, was appointed in January 1999 to the position of Chief Executive Officer of Northstar Energy Corporation, Devon's Canadian subsidiary. Mr. Richels served as Northstar's Executive Vice President and Chief Financial Officer from 1996 to 1998, and was on its Board of Directors from 1993 to 1996. Prior to joining Northstar, Mr. Richels was Managing Partner, Chief Operating Partner and a member of the Executive Committee of the Canadian based national law firm, Bennett Jones. Mr. Richels also served, on a secondment from Bennett Jones, as General Counsel of the XV Olympic Winter Games Organizing Committee in Calgary, Alberta. Mr. Richels has previously served as a director of a number of publicly traded companies and is a member of the Board of Governors of the Canadian Association of Petroleum Producers. He holds a bachelor's degree in economics from York University and a law degree from the University of Windsor.

         Darryl G. Smette, age 52, was elected to the position of Senior Vice President - Marketing in September 1999. Mr. Smette previously held the position of Vice President - Marketing and Administrative Planning since 1989. He joined Devon in 1986 as Manager of Gas Marketing. His marketing background includes 15 years with Energy Reserves Group, Inc./BHP Petroleum (Americas), Inc., most recently as Director of Marketing. He is also an oil and gas industry instructor, approved by the University of Texas Department of Continuing Education. Mr. Smette is a member of the Oklahoma Independent Producers Association, Natural Gas Association of Oklahoma, and the American Gas Association. He holds an undergraduate degree from Minot State College and a master's degree from Wichita State University.

         H. Allen Turner, age 47, was elected to the position of Senior Vice President - Corporate Development in September 1999. Mr. Turner previously held the position of Vice President - Corporate Development and has been responsible for Devon's corporate finance, capital formation and merger and acquisitions activities since 1982. In 1981 he served as Executive Vice President of Palo Pinto/Harken Drilling Programs. For the six prior years he was associated with Merrill Lynch with various responsibilities including Regional Tax Investments Manager. He is a member of the Petroleum Investor Relations Association. He has served on the Capital Markets Committee of the Independent Petroleum Association of America and as Chairman of the IPAA Oil and Gas Symposium. Mr. Turner is a member of the Financial Executives Institute and is a graduate of Duke University.

         William T. Vaughn, age 53, was elected to the position of Senior Vice President - Finance in September 1999. Mr. Vaughn previously served as Devon's Vice President of Finance in charge of commercial banking functions, accounting, tax and information services since 1987. Prior to that, he was Controller of Devon from 1983 to 1987. Mr. Vaughn's previous experience includes serving as Controller with Marion Corporation for two years and employment with Arthur Young & Co. for seven years, most recently as Audit Manager. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Oklahoma Society of Certified Public Accountants. He is a graduate of the University of Arkansas with a Bachelor of Science degree.

OTHER OFFICERS

         Rick D. Clark, age 52, was elected to the position of Vice President and General Manager, Northern Division in September 1999. Mr. Clark previously served as Production/Operations Manager since joining Devon in 1995. As such, he was responsible for the company's drilling and production activities. Prior to joining Devon, Mr. Clark was employed by Patrick Petroleum Company where he served since 1988 as Executive Vice President, Operations and Corporate Development. Prior to 1988, Mr. Clark worked in various production engineering, reservoir engineering, financial and managerial capacities for Ladd Petroleum Corporation and Conoco Inc. He is a member of the Society of Petroleum Engineers. Mr. Clark holds a professional degree in Petroleum Engineering from the Colorado School of Mines.

         Danny J. Heatly, age 44, was elected to the position of Vice President
- Accounting in September 1999. Mr. Heatly previously served as Devon's Controller since 1989. Prior to joining Devon, Mr. Heatly was associated with Peat Marwick Main & Co. (now KPMG LLP) in Oklahoma City. There he served for 10 years with various duties, including Senior Audit Manager. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Oklahoma Society of Certified Public Accountants. He graduated with a Bachelor of Accountancy degree from the University of Oklahoma.

         R. Alan Marcum, age 33, was elected to the position of Controller in September 1999. Mr. Marcum has been with Devon since 1995, most recently having held the position of Assistant Controller. He is responsible for revenue, joint interest and operations accounting for Devon. Prior to joining Devon, Mr. Marcum was employed by KPMG Peat Marwick (now KPMG LLP) as a Senior Auditor, with responsibilities including special engagements involving due diligence work, agreed upon procedures and SEC filings. He holds a Bachelor of Science degree from East Central University, where he majored in Accounting and Finance. He is a Certified Public Accountant and a member of the Oklahoma State Society of Certified Public Accountants.

         Gary L. McGee, age 50, was elected to the position of Vice President - Government Relations in September 1999. Mr. McGee previously served as Devon's Treasurer since his election in 1983. Previously he had served as Devon's Controller. Mr. McGee is a member of the Petroleum Association of Wyoming and the Mid-Continent Oil & Gas Association of Oklahoma. He served as Vice President of Finance with KSA Industries, Inc., a private holding company with various interests including oil and gas exploration. Mr. McGee also held various accounting positions with Adams Resources and Energy Company and Mesa Petroleum Company. He received his accounting degree from the University of Oklahoma.

         William A. Van Wie, age 54, was elected to the position of Vice President and General Manager, Southern Division in September 1999. Mr. Van Wie previously served as Senior Vice President and General Manager, Offshore, for PennzEnergy. Mr. Van Wie began his career in 1974 as a geologist for Tenneco Oil Company's Frontier Projects Group. Following the sale of Tenneco's Gulf of Mexico properties to Chevron in 1988, he joined that company as Division Geologist. In 1992, he moved to Pennzoil Exploration and Production Company as Vice President/Exploitation Manager. He then served as Manager of Offshore Exploration for Amerada Hess Corporation, before he re-joined Pennzoil in 1997. He is an active member of the American Association of Petroleum Geologists, serves on the organization's Industry Liaison Committee, and is also a member of the National Ocean Industries Association. Mr. Van Wie received his Bachelor of Science degree in geology from St. Lawrence University in Canton, New York and a master's degree and Ph.D. in geology from the University of Cincinnati.

         Vincent W. White, age 42, was elected to the position of Vice President
- Communications and Investor Relations in September 1999. He has primary responsibility for the Company's investor communications, media relations and employee communications. Mr. White had previously served as Devon's Director of Investor Relations since 1993. Prior to joining Devon, he served as Controller of Arch Petroleum Inc. and was an auditor with KPMG Peat Marwick (now KPMG LLP). Mr. White is a Certified Public Accountant and a member of the Petroleum Investor Relations Association, the National Investor Relations Institute and the American Institute of Certified Public Accountants. Mr. White received his Bachelor of Accounting Degree from the University of Texas at Arlington.

         Dale T. Wilson, age 40, was elected Treasurer in September 1999. Prior to joining Devon, Mr. Wilson was employed in the banking industry for 17 years. His banking experience includes 15 years with Bank of America, most recently in Dallas as a Managing Director of its Energy Finance Group. Mr. Wilson has been active in oil and gas trade associations, including the Permian Basin Petroleum Association, the New Mexico Oil & Gas Association and the Texas Independent Producers & Royalty Owners Association. He is a 1982 graduate of Baylor University with a Bachelor of Business degree in Finance and Accounting.


                      MEETINGS AND COMMITTEES OF THE BOARD

         During 1999, the Board of Directors of the Company held four regular meetings and two special meetings. All directors attended (a) at least five of the six meetings of the Board of Directors, and (b) all of the meetings held by committees of the Board on which they served. The Board of Directors has standing audit, compensation and stock option, nominating and dividend committees.

         The Audit Committee, which consists of Messrs. Ferguson (Chairman), Kanovsky and Weaver, meets with the Company's independent public accountants and reviews the consolidated financial statements of the Company on a regular basis. The functions of the Audit Committee consist of recommending independent accountants to the Board of Directors; approving the nature and scope of services performed by the independent accountants and reviewing the range of fees for such services; conferring with the independent accountants and reviewing the results of their audit; reviewing the Company's accounting and financial controls and providing assistance to the Board of Directors with respect to the corporate and reporting practices of the Company. The Board of Directors, as recommended by the Audit Committee, has selected KPMG LLP to serve as the

Company's independent public accountants for the fiscal year ending December 31, 2000. The Audit Committee met two times during 1999.

         The Compensation and Stock Option Committee, which consists of Messrs. Gavrin (Chairman), Gellert, Johnson and Weaver, determines the nature and amount of compensation of all executive officers of the Company who are also directors and the amount and terms of stock options granted to all employees. In addition, this committee provides guidance to and makes recommendations to management regarding employee benefit programs. The Compensation and Stock Option Committee held two meetings in 1999.

         The Nominating Committee, which consists of Messrs. Gellert (Chairman), Hamman, Mosbacher and Sanders, recommends to the Board of Directors nominees to fill vacancies as they occur among the Directors; and prior to each annual meeting of stockholders, a slate of nominees for election or re-election as Directors by the stockholders of the Company at the annual meeting. The Nominating Committee was formed in August, 1999 and did not meet in 1999.

         The Dividend Committee declares dividends on Common Stock. However, such Committee may not declare dividends more or less than the amount last declared by the full Board of Directors. In 1999 the Dividend Committee, which consisted of Mr. Larry Nichols (Chairman) and Mr. Pate, acted by written consent four times.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information regarding annual and long-term compensation during 1997, 1998 and 1999 for the Chief Executive Officer ("CEO") and the four most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Company on December 31, 1999.

                                            -------------------------------------------------------------------------------------
                                                                                                                    LONG-TERM
                                                                   ANNUAL COMPENSATION                            COMPENSATION
                                                                                                                       (1)
---------------------------------------------------------------------------------------------------------------------------------
                    PRINCIPAL                                                                AWARDS OF              ALL OTHER
NAME                POSITION                  YEAR      SALARY          BONUS                 OPTIONS             COMPENSATION
                                                                                      -------------------------
                                                                                           (# OF SHARES)
---------------------------------------------------------------------------------------------------------------------------------
J. Larry Nichols    President & CEO           1999    $ 450,000       $ 900,600               70,000                $  9,600 (3)
                                              1998    $ 450,000       $ 450,600               80,000 (2)            $  9,600 (3)
                                              1997    $ 400,000       $ 500,600                 --   (2)            $  4,800 (3)
---------------------------------------------------------------------------------------------------------------------------------
J. Michael Lacey    Senior Vice President     1999    $ 267,200       $ 250,600               35,000                $  9,600 (3)
                                              1998    $ 260,000       $ 125,600               40,000 (2)            $  9,600 (3)
                                              1997    $ 220,000       $ 125,600                 --   (2)            $  4,800 (3)
---------------------------------------------------------------------------------------------------------------------------------
Duke R. Ligon       Senior Vice President     1999    $ 226,000       $ 225,600               35,000                $  9,600 (3)
                                              1998    $ 220,000       $ 125,600               40,000 (2)            $  9,600 (3)
                                              1997    $ 175,000       $ 125,550               30,000                $ 67,540 (4)
---------------------------------------------------------------------------------------------------------------------------------
Darryl G. Smette    Senior Vice President     1999    $ 226,000       $ 250,600               35,000                $  9,600 (3)
                                              1998    $ 220,000       $ 125,600               40,000 (2)            $ 27,761 (5)
                                              1997    $ 176,000       $ 125,600                 --   (2)            $  4,800 (3)
---------------------------------------------------------------------------------------------------------------------------------
H. Allen Turner     Senior Vice President     1999    $ 226,000       $ 250,600               35,000                $  9,600 (3)
                                              1998    $ 220,000       $ 125,600               40,000 (2)            $ 79,884 (6)
                                              1997    $ 176,000       $ 125,600                 --   (2)            $  4,800 (3)
---------------------------------------------------------------------------------------------------------------------------------


(1) No awards of restricted stock or payments under long-term incentive plans were made by the Company to any of the named executives in any period covered by the table.

(2) Annual option grants for 1997, which normally would have been made in December 1997 were not made until January 1998. Annual Option grants for 1998 were made at the usual time in December 1998.

(3) These amounts represent Company matching contributions to the Devon Energy Incentive Savings Plan.

(4) Mr. Ligon joined the Company on February 7, 1997. The amount shown includes $62,740 of expenses reimbursed to Mr. Ligon by the Company to relocate from New York to Oklahoma City and $4,800 of Company matching contributions to the Devon Energy Incentive Savings Plan.

(5) Includes $9,600 of Company matching contributions to the Devon Energy Incentive Savings Plan and a one-time payment of $18,161 for unused vacation time.

(6) Includes $9,600 of Company matching contributions to the Devon Energy Incentive Savings Plan and a one-time payment of $70,284 for unused vacation time.

OPTION GRANTS IN 1999

         The following tables set forth information concerning options to purchase Common Stock granted in 1999 to the five individuals named in the Summary Compensation Table. The material terms of such options appear in the following tables and the footnotes thereto.

---------------------------------------------------------------------------------------------------
                                        INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------------------------------------
                                                   PERCENT OF TOTAL      EXERCISE
                                     OPTIONS      OPTIONS GRANTED IN    PRICE PER     EXPIRATION       GRANT DATE
             NAME                    GRANTED            1999             SHARE (1)       DATE        PRESENT VALUE (2)
---------------------------------------------------------------------------------------------------------------------
J. Larry Nichols                     70,000 (3)            6%            $30.9375        12/08/2009      $751,170
---------------------------------------------------------------------------------------------------------------------

J. Michael Lacey                     35,000 (4)            3%            $30.9375        12/08/2009      $375,585
---------------------------------------------------------------------------------------------------------------------

Duke R. Ligon                        35,000 (5)            3%            $30.9375        12/08/2009      $375,585
---------------------------------------------------------------------------------------------------------------------

Darryl G. Smette                     35,000 (4)            3%            $30.9375        12/08/2009      $375,585
---------------------------------------------------------------------------------------------------------------------

H. Allen Turner                      35,000 (4)            3%            $30.9375        12/08/2009      $375,585
=====================================================================================================================

(1) Exercise price is the fair market value on the date of grant, which is the closing price of Common Stock on the date of grant as reported by the American Stock Exchange.

(2) The grant date present value is an estimation of the possible future value of the option grant based upon the Black-Scholes Option Pricing Model. The following assumptions were used in the model: volatility (a measure of the historic variability of a stock price) - 34.2%; risk-free interest rate (the interest paid by zero-coupon U.S. government issues with a remaining term equal to the expected life of the options) - 6.0% per annum; annual dividend yield - 0.6%; and expected life of the options - four years from grant date. The option value estimated using this model does not necessarily represent the value to be realized by the named officers.

(3) These options were granted on December 9, 1999. Options with respect to 60,284 shares immediately vested and were exercisable on December 9, 1999, 20 shares vest and become exercisable on December 9, 2000, and one-third of the remaining 9,696 shares vest and become exercisable on each December 9 of 2001, 2002 and 2003.

(4) These options were granted on December 9, 1999. Options with respect to 25,284 shares immediately vested and were exercisable. However, 80% of the unexercised portion of such options are subject to forfeiture upon the officer's voluntary termination or termination for cause prior to December 9, 2000. This percentage decreases 20% in each subsequent year. After December 9, 2003, none of the 9,716 options are subject to forfeiture. Of the remaining options, 20 shares vest and become exercisable on December 9, 2000, and one-third of the remaining 9,696 shares vest and become exercisable on each December 9 of 2001, 2002 and 2003.

(5) These options were granted on December 9, 1999. Options with respect to 25,175 shares immediately vested and were exercisable. However, 80% of the unexercised portion of such options are subject to forfeiture upon the officer's voluntary termination or termination for cause prior to December 9, 2000. This percentage decreases 20% in each subsequent year. After December 9, 2003, none of the 9,825 options are subject to forfeiture. Of the remaining options, 129 shares vest and become exercisable on December 9, 2000, and one-third of the remaining 9,696 shares vest and become exercisable on each December 9 of 2001, 2002 and 2003.

AGGREGATE OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

         The following table sets forth information for the five individuals named in the Summary Compensation Table concerning the exercise of options to purchase Common Stock in 1999 and unexercised options to purchase Common Stock held at December 31, 1999.

                                                       ------------------------------------------------------------------------
                                                             NUMBER OF UNEXERCISED OPTIONS   VALUE OF UNEXERCISED IN-THE-MONEY
                                                                    AT 12/31/99                  OPTIONS AT 12/31/99 (1)
-------------------------------------------------------------------------------------------------------------------------------
                            NUMBER OF SHARES
                             ACQUIRED UPON
       NAME                      EXERCISE    VALUE REALIZED   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------------------------
J. Larry Nichols                 34,000        $  767,125         325,284          12,716      $1,832,175      $   19,950
-------------------------------------------------------------------------------------------------------------------------------

J. Michael Lacey                 65,100        $1,069,937          65,984          12,716      $   90,163      $   19,950
-------------------------------------------------------------------------------------------------------------------------------

Duke R. Ligon                      --          $     --            85,175          19,825      $  125,077      $   19,686
-------------------------------------------------------------------------------------------------------------------------------

Darryl G. Smette                  2,300        $   29,037         174,284          12,716      $1,304,113      $   19,950
-------------------------------------------------------------------------------------------------------------------------------

H. Allen Turner                    --          $     --           176,284          12,716      $1,342,363      $   19,950
===============================================================================================================================


(1) The value is based on the aggregate amount of the excess of $32.875 (the closing price as reported by the American Stock Exchange for December 31, 1999) over the relevant exercise price for outstanding options that were exercisable and in-the-money at year-end.

COMPENSATION PURSUANT TO PLANS

         Long-term Incentive Plans. Devon has outstanding stock options issued to certain of its directors, executive officers and employees under five separate stock option plans. Three of such plans were adopted by Devon stockholders in 1988, 1993 and 1997 (the "1988 Plan," the "1993 Plan" and the "1997 Plan," respectively). The Company has also outstanding stock options which it assumed from Northstar in connection with the Northstar Combination (the "Northstar Plan") and options assumed from PennzEnergy in connection with the PennzEnergy Merger (the "PennzEnergy Plan"). Options granted under the 1988 Plan, the 1993 Plan, the Northstar Plan and the PennzEnergy Plan remain exercisable by the owners of such options, but no new options will be granted under any of such plans. At December 31, 1999, 13 participants held options granted under the 1988 Plan, 22 participants held options granted under the 1993 Plan, 118 participants held options granted under the Northstar Plan and 1,383 held options granted under the PennzEnergy Plan.

         Effective May 21, 1997, Devon stockholders adopted the 1997 Plan and reserved two million shares of Common Stock for issuance thereunder to directors, officers and employees. On December 9, 1998, Devon stockholders voted to increase the number of shares available under the

1997 plan to three million. On August 17, 1999, Devon stockholders voted to increase the number of shares available under the 1997 plan to six million. The exercise price of options granted under the 1997 Plan may not be less than the estimated fair market value of the stock on the date of grant (plus 10% if the grantee owns or controls more than 10% of the total voting stock of Devon prior to the grant). Options granted are exercisable during a period established for each grant, which period may not exceed 10 years from the date of grant. Under the 1997 Plan, the grantee must pay the exercise price in cash or in Common Stock, or a combination thereof, at the time the option is exercised. The 1997 Plan expires on March 25, 2007. As of December 31, 1999, 205 participants held options granted under the 1997 Plan.

         The Company has no other plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year.

         Retirement Plan. Devon maintains a defined benefit retirement plan (the "Basic Plan") which provides benefits based upon past and future employment service with Devon. Each eligible employee who retires is entitled to receive annual retirement income, computed as a percentage of "final average compensation" (which consists of the average of the highest three consecutive years' salaries, wages, and bonuses out of the last ten years), and credited years of service up to 25 years. Contributions by employees are neither required nor permitted under the Basic Plan. Benefits are computed based on straight-life annuity amounts and are reduced by Social Security benefits. All of the executive officers participate in the Basic Plan.

         The following table sets forth the credited years of service under Devon's Basic Plan for each of the five individuals named in the Summary Compensation Table.

                                                                           CREDITED
                                                                       YEARS OF SERVICE
         NAME OF INDIVIDUAL                                       (THROUGH DECEMBER 31, 1999)

         J. Larry Nichols                                                   30 years
         J. Michael Lacey                                                   11 years
         Duke R. Ligon                                                       3 years
         Darryl G. Smette                                                   13 years
         H. Allen Turner                                                    18 years

         Supplemental Retirement Plan. Devon also has a non-qualified deferred compensation plan (the "Supplemental Plan"), the purpose of which is to provide supplemental retirement income to certain selected key management and highly compensated employees because their annual compensation is greater than the maximum annual compensation that can be considered in computing their benefits under the Basic Plan. An employee must be selected by the Compensation and Stock Option Committee in order to be eligible for participation in the Supplemental Plan. All of the five individuals named in the Summary Compensation Table have been selected to participate in the Supplemental Plan. Each eligible participant's supplemental retirement income will equal 65% of his final average compensation, multiplied by a fraction, the numerator of which is his credited years of service (not to exceed 20) and the denominator of which is 20 (or less, if so determined by the Committee), less any offset amounts. Offset amounts are
(i) retirement benefits payable to the participant under the Basic Plan, (ii) benefits due to the participant under Social Security, and (iii) any benefits which are paid to the participant under the Company's long-term disability plan. The Supplemental Plan is currently unfunded.

         In general, benefits will be paid when the participant retires from the Company. However in the event that the participant's employment with the Company is terminated (i) within two years of the acquisition by the Company of reserves or assets which results in the reserves or assets of the Company increasing by at least 20%, or (ii) within two years of a change of control of the Company, then the participant shall be 100% vested in his benefit and shall be entitled to receive the actuarial equivalent of such benefit earned as of the date of termination of employment. "Change of Control" is defined in the Supplemental Plan as being an event which results in an entity or group acquiring either (i) 30% or more of the Company's outstanding voting securities, or (ii) less than 30% of the outstanding voting securities, but which a majority of the Board of Directors has determined has caused a change of control. If the participant is terminated within two years following a change of control or the acquisition of reserves or assets that results in the reserves or assets increasing by at least 20%, the participant's benefit will be paid in a single lump sum payment. Otherwise, the participant's benefit will be paid for the life of the participant. The participant may elect to provide a 50% survivor benefit for his or her beneficiary.

         The following table illustrates estimated annual benefits payable upon retirement under the Basic Plan and the Supplemental Plan to participants in specified compensation and years of service classifications, assuming a normal retirement in 1999 at age 65.

======================================================================================================
              FINAL AVERAGE
               COMPENSATION                                    YEARS OF SERVICE
                                         -------------------------------------------------------------
                                                   15                  20                25 or more
------------------------------------------------------------------------------------------------------
              $   250,000                        $109,789            $146,385             $146,385
------------------------------------------------------------------------------------------------------
              $   300,000                        $134,164            $178,885             $179,885
------------------------------------------------------------------------------------------------------
              $   350,000                        $158,539            $211,385             $211,385
------------------------------------------------------------------------------------------------------
              $   400,000                        $182,914            $243,885             $243,885
------------------------------------------------------------------------------------------------------
              $   450,000                        $207,289            $276,385             $276,385
------------------------------------------------------------------------------------------------------
              $   500,000                        $231,664            $308,885             $308,885
------------------------------------------------------------------------------------------------------
              $   550,000                        $256,039            $341,385             $341,385
------------------------------------------------------------------------------------------------------
              $   600,000                        $280,414            $373,885             $373,885
------------------------------------------------------------------------------------------------------
              $   650,000                        $304,789            $406,385             $406,385
------------------------------------------------------------------------------------------------------
              $   700,000                        $329,164            $438,885             $438,885
------------------------------------------------------------------------------------------------------
              $   750,000                        $353,539            $471,385             $471,385
------------------------------------------------------------------------------------------------------
              $   800,000                        $377,914            $503,885             $503,885
------------------------------------------------------------------------------------------------------
              $   850,000                        $402,289            $536,385             $536,385
------------------------------------------------------------------------------------------------------
              $   900,000                        $426,664            $568,885             $568,885
------------------------------------------------------------------------------------------------------
              $   950,000                        $451,039            $601,385             $601,385
------------------------------------------------------------------------------------------------------
              $ 1,000,000                        $475,414            $633,885             $633,885
======================================================================================================

SEVERANCE AGREEMENTS

         Pursuant to severance agreements, each of the five individuals named in the Summary Compensation Table is entitled to certain compensation ("Severance Payment") in the event that his employment with the Company is terminated (a) within two years of the acquisition by the Company of reserves or assets which result in the reserves or assets of the Company increasing by at least 20% or
(b) within two years of a change in control of the Company. "Change of Control" is defined in the agreements as being an event which results in an entity or group acquiring either (i) 30% or more of the Company's outstanding voting securities, or (ii) less than 30% of the outstanding voting securities, but which a majority of the Board of Directors determines has caused a change of control. In either case the Severance Payment would be approximately equal to two times the individual's annual compensation.

EMPLOYMENT AGREEMENT

         The Company has an Employment Agreement with Duke R. Ligon dated February 7, 1997, which has an initial term of two years and, unless sooner terminated, shall automatically renew for an additional two-year term. The Employment Agreement provides that Mr. Ligon will be paid a base salary at the minimum annual rate of $200,000 and will be eligible to participate in other incentive compensation and benefit arrangements provided to other employees of the Company. The Employment Agreement also provides that Mr. Ligon will be eligible to participate in the Company's stock option plans and shall be granted a non-qualified stock option to purchase at least 30,000 shares of the Company's Common Stock at a price not less than fair market value on the date of grant. Mr. Ligon was granted an option to purchase 30,000 shares on February 10, 1997, at an exercise price of $32.81. One-third of these options vest on each of the first, second and third anniversaries of the grant date.

         If the Company terminates Mr. Ligon's employment other than for cause or by reason of his death or disability, or if Mr. Ligon terminates for good reason within 24 months following a change of control, the Company shall pay Mr. Ligon a cash lump sum payment equal to his earned but unpaid base salary plus his base salary otherwise payable to him for the remainder of his employment term. "Change of Control" is defined in the agreement as being an event which results in an entity or group acquiring either (i) 30% or more of the Company's outstanding voting securities, or (ii) less than 30% of the outstanding voting securities, but which a majority of the Board of Directors determines has caused a change of control. Any amounts paid to Mr. Ligon under his employment agreement would offset any Severance Payment due him under his severance agreement.

DIRECTOR COMPENSATION

         Non-management directors of Devon receive an annual retainer of $30,000, payable quarterly, plus $2,000 for each Board meeting attended. Directors participating in a telephonic meeting will receive a fee of $1,000. In addition, Directors serving as chairmen of the standing committees of the Board of Directors will receive an additional $3,000 per year. Committee members who attend the meetings of their standing committee which requires travel will receive $2,000 per meeting. Committee members who attend the meetings that do not require travel will receive $1,000 per meeting.

         Non-management directors are eligible to receive stock options in addition to their cash remuneration. Such directors are eligible to receive stock option grants of up to 3,000 shares immediately after each annual meeting of stockholders at an exercise price equal to the fair market value of the Common Stock on that date. Any unexercised options will expire ten years after the date of grant. The Compensation and Stock Option Committee, which awards options to non-management directors, may elect to grant awards that are less than the 3,000 shares maximum. However, the Compensation and Stock Option Committee has no other discretion regarding the award of stock options to non-management directors. 1997 was the first year in which directors were eligible to receive stock options. The following table sets forth information concerning options granted to non-management directors in 1999:


--------------------------------------------------------------------------------------------------
                                   INDIVIDUAL GRANTS IN 1999
------------------------------------------------------------------------------------------------------------------------
                                                   PERCENT OF TOTAL      EXERCISE
                                    OPTIONS       OPTIONS GRANTED IN    PRICE PER     EXPIRATION       GRANT DATE
            NAME                  GRANTED (1)           1999              SHARE          DATE        PRESENT VALUE (2)
------------------------------------------------------------------------------------------------------------------------

Thomas F. Ferguson                   3,000               0.2%          $31.50 (3)     5/19/2009         $36,681
------------------------------------------------------------------------------------------------------------------------

David M. Gavrin                      3,000               0.2%          $31.50 (3)     5/19/2009         $36,681
------------------------------------------------------------------------------------------------------------------------

Michael E. Gellert                   3,000               0.2%          $31.50 (3)     5/19/2009         $36,681
------------------------------------------------------------------------------------------------------------------------

Moulton Goodrum, Jr.                    --               --               --             --               --
------------------------------------------------------------------------------------------------------------------------

Henry R. Hamman                         --               --               --             --               --
------------------------------------------------------------------------------------------------------------------------

William J. Johnson                      --               --               --             --               --
------------------------------------------------------------------------------------------------------------------------

Michael M. Kanovsky                  3,000               0.2%          $31.50 (3)     5/19/2009         $36,681
------------------------------------------------------------------------------------------------------------------------

Robert A. Mosbacher                     --               --               --             --               --
------------------------------------------------------------------------------------------------------------------------

James L. Pate                           --               --               --             --               --
------------------------------------------------------------------------------------------------------------------------

H.R. Sanders, Jr.                    3,000               0.2%          $31.50 (3)     5/19/2009         $36,681
------------------------------------------------------------------------------------------------------------------------

Brent Scowcroft                         --               --               --             --               --
------------------------------------------------------------------------------------------------------------------------

Robert B. Weaver                        --               --               --             --               --
========================================================================================================================

(1) The options were granted on May 19, 1999, and immediately became vested and exercisable on the date of grant.

(2) The grant date present value is an estimation of the possible future value of the option grant based upon the Black-Scholes Option Pricing Model. The following assumptions were used in the model: volatility - 35.1%; risk-free interest rate - 5.5% per annum; annual dividend yield
         - 0.6%; and expected life of the options - five years from grant date. The option value estimated using this model does not necessarily represent the value to be realized by the named directors.

(3) Exercise price is the fair market value on the date of grant that is the closing price of Common Stock on the date of grant as reported by the American Stock Exchange.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation and Stock Option Committee of the Board of Directors (the "Committee") establishes the general compensation policies of the Company. The Committee meets in November or December of each year to establish specific compensation levels for the CEO and to review the executive officers' compensation in general. (The compensation for executive officers other than the CEO is determined by the CEO.)

         The Committee's goal in setting executive compensation is to motivate, reward and retain management talent who support the Company's goals of increasing absolute and per share value for stockholders. This goal is carried out through awards of base salary, annual cash bonuses and stock options.

         The Committee generally believes that the total cash compensation of its CEO and other executive officers should be similar to the total cash compensation of similarly situated executives of peer group public companies within the oil and gas industry. Further, a significant portion of the complete compensation package should be tied to the Company's success in achieving long-term growth in per share earnings, cash flow, reserves and stock price.

         Base Salary. A competitive base salary is considered vital to support the continuity of management and is consistent with the long-term nature of the oil and gas business. The Committee believes that the base salaries of the executive officers should be similar to the base salaries of executive officers of similar companies within the oil and gas industry. Therefore, no performance criteria are applied to the base salary portion of the total compensation. Performance of the Company versus its peers is, however, given significant weight in the cash bonus and stock option portions of compensation.

         The CEO's base salary for 1999 was based upon information available to the Committee at its December 1998 meeting. At that meeting the Committee established a peer group of 10 companies to which Devon should be compared. This peer group included companies that are similar to Devon in total revenues, balance sheet ratios, oil and gas reserves and overall oil and gas operations. (The industry group index in the Performance Graph included in this proxy statement includes, but is not limited to, the companies used for this compensation analysis. In its analysis, the Committee specifically focused on those companies that are most similar to Devon in size, financial structure and operations, believing that the most direct comparisons would not necessarily include all of the more than 200 companies included in the industry group index used for the performance graph.)

         A review of the base salaries for the highest-paid executive at each of these peer companies revealed that the 1998 base salary of Devon's CEO was at the low end of the range of all base salaries in the group, and only 80% of the average base salary for the group. As a result of this finding, the Committee considered increasing the CEO's base salary for 1999. However, in light of low oil and gas prices at the time, the expectation that prices would continue to be low well into 1999, and after consultation with the CEO, the Committee did not increase the CEO's base salary.

         The Committee advised the CEO that similar caution should be used in evaluating the base salaries of the other executive officers of the Company.

         Cash Bonuses. The Committee believes that the officers' cash bonuses should be tied to Devon's success in meeting its corporate goals and budgets and in achieving growth in comparison to those of the Company's industry peers and to the individual officers' contribution to such success. Cash bonuses for calendar year 1999 were set at the December 1999 Committee meeting. In setting the cash bonus for the CEO for the calendar year 1999, the Committee reviewed the performance of the peer group of 9 oil and gas companies. (Due to the significant increase in size and scope of Devon's operations during 1999 was a result of the merger with PennzEnergy, an entirely new group of peer companies was used for the comparison.)

         The Committee reviewed Devon's growth over the last three years, compared with the peer group average on a number of different measures, notably, change in earnings per share, cash flow per share, reserves per share and stock price. Devon's growth in all of these measures exceeded that of the peer group average for the years reviewed. The Committee also noted the CEO's efforts in initiating and closing the merger with PennzEnergy. As a result of this analysis, the Committee awarded the CEO a cash bonus of $900,000. This award resulted in his total cash compensation for 1999 being 90% of the average total 1998 cash compensation for the highest-paid executives of the companies in the peer group.

         The Committee advised the CEO that similar criteria should be used in establishing cash bonuses for the other executive officers.

         Stock Options. The Committee desires to reward key management and professional employees for long-term strategic management practices and enhancement of stockholder value by awarding stock options. Stock options are granted at an option price equal to the fair market value of the Common Stock on the grant date. The grant of these options and the optionees' holdings of unexercised options and/or ownership of exercised option shares is designed to closely align the interests of the executive officers with those of the stockholders. The ultimate value of the stock options will depend on the continued success of the Company, thereby creating a continuing incentive for executive officers to perform long after the initial grant.

         The Committee considered stock option grants in connection with 1999 Company performance at its meeting in December, 1999. Stock options were awarded to the CEO and other executive officers at this meeting.

         The award of options is based generally upon the same criteria as that used for the award of cash bonuses; that is, more options are awarded if the Company performs well in relationship to its peers, and less or none are awarded if the Company does not perform well. In addition, the Committee wants to encourage executives to maintain ownership of Company stock and/or unexercised options. Although there are no specific ownership criteria used in awarding options, long-term ownership is viewed favorably. The Committee noted that Devon's officers as a group still retained 32.5% of all options (both vested and unvested) that had been granted to them through year-end 1999.

         The Committee generally seeks to award no more than 2% of the outstanding shares in any one year, and further desires to keep the total number of shares under option and available for option to less than 10% of the total shares outstanding. As of December 8, 1999, there were 4,519,083 shares under option (including options on 3,305,083 shares granted by Northstar and PennzEnergy and assumed by Devon) and 4,839,700 shares available for option, which were 5.2% and 5.6%, respectively, of total shares on a fully diluted basis.

         Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to any one executive officer, unless certain requirements are met. The Committee may award compensation which is not deductible under Section 162(m) if it believes that such awards would be in the best interest of the Company or its stockholders.

         Submission of Compensation Plans to Stockholders. On August 17, 1999 the Company submitted a proposal to the Devon stockholders to increase the number of shares available for grant under the 1997 Plan from three million to six million shares. This amendment was approved by the stockholders. This amendment was submitted in connection with the PennzEnergy merger. After the combination of the two companies, Devon has more than doubled its employees. The stock option plan amendment permits Devon to have sufficient stock options available for future grants to employees and directors. The Committee has no present intention of submitting any other compensation plans to the stockholders for approval that would result in the issuance of more than 5% of the Company's outstanding Common Stock.

         We believe that the Company has an appropriate compensation structure that properly rewards and motivates its executive officers to build stockholder value.

As to Compensation of                  As to Compensation of Executive Officers
the CEO                                other than the CEO

David M. Gavrin, Chairman              J. Larry Nichols
Michael E. Gellert
William J. Johnson
Robert B. Weaver

COMPENSATION COMMITTEE INTERLOCKS

         The Compensation Committee is composed of four independent, non-employee directors, Messrs. Gavrin, Gellert, Johnson and Weaver. These directors have no interlocking relationships as defined by the Securities and Exchange Commission.

PERFORMANCE GRAPH

         The following performance graph compares the Company's cumulative total stockholder return on its Common Stock for the five-year period from December 31, 1994 to December 31, 1999, with the cumulative total return of the Standard & Poor's 500 stock index and the Stock Index by Standard Industrial Classification Code ("SIC Code") for Crude Petroleum and Natural Gas. The SIC Code for Crude Petroleum and Natural Gas is 1311. The identities of the 200+ companies included in the index will be provided upon request.


                            CUMULATIVE TOTAL RETURN*
                    THE COMPANY, S&P 500, AND SIC CODE INDEX
                       FOR CRUDE PETROLEUM AND NATURAL GAS

                                    [GRAPH]

                                                           FISCAL YEAR ENDING
                                   ---------------------------------------------------------------------------
COMPANY/INDEX/MARKET               12/30/1994   12/29/1995   12/31/1996   12/31/1997   12/31/1998   12/31/1999
--------------------               ----------   ----------   ----------   ----------   ----------   ----------
Devon Energy Corp                     100.00       140.48       192.50       214.44      171.97       185.32

Crude Petroleum & Natural Gas         100.00       109.98       146.24       148.22      118.73       145.03

S&P Composite                         100.00       137.58       169.17       225.61      290.09       351.13


Assumes $100 invested on January 1, 1995, in Devon Energy Corporation Common Stock, S&P 500 Index and SIC Code Index for Crude Petroleum and Natural Gas.

* Total return assumes reinvestment of dividends.


                              CERTAIN TRANSACTIONS

         In 1996, upon becoming Chief Financial Officer of Northstar, John Richels executed a non-interest-bearing note in favor of Northstar in the principal amount of CN$250,000 (approximately US$165,000). This loan was made to assist Mr. Richels in making the transition from private legal practice to industry. The loan is due and payable upon the earlier of Mr. Richels' voluntary resignation of employment from Northstar and December 31, 2000. The largest balance on this note during 1999 was CN$212,000.

         Effective with the August 17, 1999 merger between the Company and PennzEnergy, the Company entered into an agreement with its Chairman, James L. Pate, for an annual salary of $200,000, plus normal business expenses, for serving as the Chairman of the Board of the Company. Mr. Pate also received 15,000 restricted shares of the Company's Common Stock on the date of the merger. One-third of the restricted shares will become unrestricted on each May 1 of 2000, 2001 and 2002, or earlier in the event of Mr. Pate's death, disability or removal as Chairman of the Board of the Company.

         The Company has a three year Consulting Agreement with Brent
Scowcroft, a director of the Company. Mr. Scowcroft provides a consulting service primarily related to international projects and investments. In exchange for these services, the Company will pay Mr. Scowcroft an annual retainer of $100,000. The Consulting Agreement expires on May 31, 2002.


                       SUBMISSION OF STOCKHOLDER PROPOSALS

         Any stockholder desiring to present a proposal for inclusion in the Company's Proxy Statement for the 2001 Annual Meeting of Stockholders of the Company must present the proposal to the Secretary of the Company not later than December 14, 2000. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be included in the Company's Proxy Statement for the 2001 Annual Meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2001 Annual Meeting of Stockholders (but not included in the Company's Proxy Statement) must be received by the Corporate Secretary of the Company between March 4, 2001 and March 24, 2001 in order to be considered timely, subject to any provisions of the Company's Bylaws. The chairman of the meeting may determine that any proposal for which the Company did not receive timely notice shall not be considered at the meeting. If in the discretion of the Chairman any such proposal is to be considered at the meeting, the persons designated in the Company's Proxy Statement shall be granted discretionary authority with respect to the untimely stockholder proposal.


                                  OTHER MATTERS

         The Board of Directors of the Company knows of no other matter to come before the Meeting other than that set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies, as they deem advisable in accordance with their best judgment.

         Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

                               BY ORDER OF THE BOARD OF DIRECTORS



                               Marian J. Moon
                               Senior Vice President and Corporate Secretary

April 13, 2000

DEVON ENERGY
CORPORATION
c/o EquiServe
P.O. Box 9398
Boston, MA 02205-9398




VOTE BY TELEPHONE                                                 VOTE BY INTERNET
-----------------                                                 -----------------

It's fast, convenient, and immediate!                             It's fast, convenient, and your vote is immediately
Call Toll-Free on a Touch-Tone Phone                             confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683)

Follow these four easy steps:                                     Follow these four easy steps:

1. Read the accompanying Proxy                                    1. Read the accompanying Proxy
   Statement/Prospectus and Proxy Card.                              Statement/Prospectus and Proxy Card.

2. Call the toll-free number                                      2. Go to the Website
   1-877-PRX-VOTE (1-877-779-8683).                                  http://www.eproxyvote.com/dvn

3. Enter your 14-digit Voter Control Number                       3. Enter your 14-digit Voter Control Number
   located on your Proxy Card above your name.                       located on your Proxy Card above your name.

4. Follow the recorded instructions.                              4. Follow the instructions provided.


YOUR VOTE IS IMPORTANT!                                           YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE at anytime!                                   Go to http://www.eproxyvote.com/dvn at anytime!
    DO NOT RETURN YOUR PROXY CARD IF YOUR ARE VOTING BY TELEPHONE OR INTERNET


                                  DETACH HERE




[X] Please mark
    votes as in
    this example.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BELOW BY THE STOCKHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN. THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN ITEM 1.




1.  Election of Directors.                                               2.  OTHER MATTERS:

    NOMINEES: (01) John A. Hagg, (02) Henry R. Hamman,                       In their discretion, to vote with respect to any other
              (03) J. Larry Nichols and (04) Robert B. Weaver                matters that may come before the meeting or any
                                                                             adjournment thereof, including matters incident to its
                                                                             conduct.

        FOR                        WITHHELD
        ALL    [ ]             [ ] FROM ALL
      NOMINEES                     NOMINEES



[ ]                                                                      I RESERVE THE RIGHT TO REVOKE THE PROXY AT ANY TIME BEFORE
   ----------------------------------------                              THE EXERCISE THEREOF.
   You may withhold your vote for a particular nominee by
   marking this box and naming the nominee for which your vote is being withheld.


                                                                         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [  ]

                                                                         MARK HERE IF YOU PLAN TO ATTEND THE MEETING   [  ]

                                                                         Please sign exactly as your name appears at left, indicat-
                                                                         ing your official position or representative capacity, if
                                                                         applicable. If shares are held jointly, each owner should
                                                                         sign.


Signature:                                   Date:                   Signature:                             Date:
          -----------------------------------     ------------------           -----------------------------      -----------------

                                   DETACH HERE

                                     PROXY

                            DEVON ENERGY CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned stockholder of Devon Energy Corporation, a Delaware corporation, hereby nominates and appoints James L. Pate and J. Larry Nichols or either one of them, with full power of substitution, as true and lawful agents and proxies to represent the undersigned and vote all shares of Stock of Devon Energy Corporation owned by the undersigned in all matters coming before the Annual Meeting of Stockholders (or any adjournment thereof) of Devon Energy Corporation to be held in the Kiamichi Room, Second Floor, The Westin Hotel, One North Broadway, Oklahoma City, Oklahoma, on Thursday, May 18, 2000, at 10:00 a.m., local time. The Board of Directors recommends a vote "FOR" the matters set forth on the reverse side.


   DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

-----------                                                        -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
   SIDE                                                                SIDE
-----------                                                        -----------

DEVON ENERGY
CORPORATION
c/o EquiServe
P.O. Box 9398
Boston, MA 02205-9398
















                                   DETACH HERE
--------------------------------------------------------------------------------

[X] Please mark
    votes as in
    this example.

   WHEN PROPERLY EXECUTED, THE TRUSTEE WILL CAST A NUMBER OF VOTES AT THE MEETING EQUAL TO THE NUMBER OF EXCHANGEABLE SHARES OF RECORD OWNED BY THE UNDERSIGNED IN THE MANNER SPECIFIED BELOW.

   IF NO INSTRUCTIONS ARE GIVEN, NO VOTES WILL BE CAST ON BEHALF OF THE UNDERSIGNED.

   1.  Election of Directors.
       NOMINEES:(01) John A. Hagg, (02) Henry R. Hamman,
                (03) J. Larry Nichols and (04) Robert B. Weaver

         FOR                WITHHELD
         ALL   [ ]      [ ] FROM ALL
      NOMINEES              NOMINEES

  [ ]
    ----------------------------------
  You may withhold your vote for
  a particular nominee by marking this
  box and naming the nominee for which
  your vote is being withheld.









                                       Please sign exactly as your name appears at left, indicating your official position or representative capacity, if applicable. If shares are held jointly, each owner should sign.








Signature:                  Date:      Signature:                    Date:
          -----------------      -----           -------------------      -----

                                  DETACH HERE
--------------------------------------------------------------------------------


                            DEVON ENERGY CORPORATION

        VOTING INSTRUCTIONS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           OF DEVON ENERGY CORPORATION




  The undersigned holder of Exchangeable Shares of Northstar Energy Corporation hereby directs CIBC Mellon Trust Company (the "Trustee") to cast a number of votes equal to the number of Exchangeable Shared owned by the undersigned in accordance with the instructions indicated on the reverse side hereof at the Annual Meeting of Stockholders (or any adjournment thereof) in the Kiamichi Room, Second Floor, The Westin Hotel, One North Broadway, Oklahoma City, Oklahoma, on Thursday, May 18, 2000, at 10:00 a.m., local time. The Board of Directors recommends a vote "FOR" the matters set forth on the reverse side.


      PLEASE SIGN ON THE REVERSE SIDE OF THIS CARD AND RETURN IT PROMPTLY
                            IN THE ENCLOSED ENVELOPE.


-----------                                                      -----------
SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
   SIDE                                                             SIDE
-----------                                                      -----------